Exhibit 99.1
Contacts: Bryan M. Hackworth (UEI) 714.918.9500
Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS' CHIEF FINANCIAL OFFICER ADOPTS A 10b5-1 TRADING PLAN

SANTA ANA, CA - August 30, 2013 - Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced Bryan M. Hackworth, chief financial officer, has established a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material nonpublic information to establish prearranged plans to buy or sell stock.  The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material nonpublic information.
Under the plan, Hackworth intends to exercise up to 40,150 employee stock options and to commence selling the underlying shares of UEI common stock beginning September 9, 2013 and continuing from time to time until the earlier of February 14, 2014 or until all options have been exercised, subject to the market price of our common stock. This process will facilitate the orderly exercise of employee stock options and the sale of common stock for personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. More information is available at http://www.uei.com.